Exhibit 99.1

Conference Call:	Today, February 9, at 11:00 a.m. ET
Dial-in numbers:	888/343-7144 (US and CAN) or 415/537-1874 (International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See release text

News Announcement	For Immediate Release

Contact:
Cy Talbot	Carol Young, Joseph Jaffoni
Mad Catz Interactive, Inc.	Jaffoni & Collins Incorporated
619/683-9830	212/835-8500 or mcz@jcir.com

MAD CATZ REPORTS FISCAL 2006 THIRD QUARTER FINANCIAL RESULTS

- Revenue Diversification, Including European Expansion,

Continues During Challenging Industry Transition Year -

San Diego, California, February 9, 2006 — Mad Catz Interactive, Inc. (“Mad Catz”) (AMEX/TSX: MCZ), a leading worldwide third party video game accessory provider, today announced financial results for the fiscal third quarter ended December 31, 2005.

Net sales for the third quarter ended December 31, 2005 were $45.0 million, a 14.9% decrease from $52.8 million in the same quarter of the prior year. Gross profit for the quarter decreased 49.7% to $6.7 million, inclusive of the previously announced $2.0 million payment for the early termination of a long-term purchase commitment, compared to $13.2 million in the same quarter of the prior year. Gross profit margin for the fiscal 2006 third quarter was 14.8% compared to 25.1% in the same quarter of the prior year. The fiscal 2005 third quarter gross profit margin was impacted by approximately 4.5% related to the early termination payment. Net income for the quarter was break-even, or $0.00 per basic and diluted share, compared to net income of $3.9 million, or $0.07 per basic and diluted share, in the third quarter of the prior year. The Company incurred a foreign exchange loss during the quarter of $0.7 million due to the strengthening of the U.S. dollar. EBITDA (defined as earnings before interest, taxes, depreciation and amortization) for the quarter ended December 31, 2005 was a negative $0.1 million compared to EBITDA of $6.7 million for the quarter ended December 31, 2004. A reconciliation of EBITDA to the Company’s net income on a GAAP basis is included in the financial tables accompanying this release.

Net sales for the nine-month period ended December 31, 2005 were $83.5 million, a decrease of 7.4% from $90.2 million in the same nine-month period of the prior fiscal year. Net loss for the nine months ended December 31, 2005 was $3.3 million or $0.06 per basic and diluted share compared to net income of $4.0 million or $0.07 per basic and diluted share for the nine months ended December 31, 2004. For the nine months ended December 31, 2005, EBITDA decreased to a negative $3.0 million from EBITDA of $8.4 million in the same period of the prior fiscal year.

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Mad Catz Interactive, 2/9/06	page 2

Fiscal 2006 Third Quarter Highlights:

•	European sales up 62.6% to $7.6 million from $4.6 million.

•	Continued strong sales of In2Games’ Real World Golf game for PS2 in Europe.

•	Launched an extensive line of products for Microsoft Xbox 360™ video game and entertainment system.

•	Negotiated early termination of purchase commitment with Fire International eliminating future potential cash outlay related to the supply agreement.

•	Signed North American Distribution Agreements with In2Games:

•	Gametrak™ Motion Capture system

•	Real World Golf game for PS2.

•	Authorized by Microsoft as an official software publisher for Microsoft’s Xbox® video game and entertainment system in North America and Europe.

Commenting on the results, Darren Richardson, President and CEO of Mad Catz Interactive, Inc., stated, “The fiscal 2006 third quarter results reflect the challenging overall interactive entertainment market which was particularly difficult in North America. The console transition was expected to, and has continued to affect market demand for our core accessory offerings. This was especially evident during the fiscal third quarter as there was a significant slowdown in sales of wireless products and Xbox offerings. Our initiatives to overcome the anticipated console transition challenges through the development of new revenue streams and further international expansion partially mitigated the impact of the current environment.

“During the quarter we were successful in Europe in growing our revenue as well as expanding our footprint, which we believe will support future growth in this market. Real World Golf, distributed by Mad Catz in Europe, emerged in the fiscal third quarter as a top five PS2 title in the UK and remained in the top 20 during the holiday period. Given this success we plan to introduce this title in the North American market this spring. Conversely, in a marketplace where only top line titles sold well this past holiday season and dance game sales were disappointing throughout the industry, Mad Catz’ North American distribution of Mastiff’s Pump It Up for PS2 and Xbox was below expectations. As such, we offered price protection and established an inventory reserve for this product during the period.

“Reported gross margins in the fiscal third quarter of 14.8% reflect the payment to Fire International during the period for the early termination of a long-term purchase commitment. This payment eliminated any future obligation to purchase Fire’s video game enhancement technology, which is incorporated in our GameShark offerings, while allowing Mad Catz ongoing access to Fire’s intellectual property and technology development. We believe this was a prudent action in light of lower demand for game enhancement software products. Without the effect of this payment, fiscal 2006 third quarter gross margins increased over fiscal 2006 second quarter levels, which also rose over those achieved in the fiscal 2006 first quarter.

“On an overall basis we are pleased with our success to-date to expand and diversify fiscal 2006 revenue. While down from last year’s record levels, net sales during the first nine months of fiscal 2006 reflect the expansion in the European market and contributions from licensed product offerings and niche software.

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Mad Catz Interactive, 2/9/06	page 3

“We intend to launch several promising new products in the coming months including the distribution of In2Games’ Real World Golf for PS2 in North America beginning this April. Real World Golf for the Xbox will be the first title we publish for the console under our recent license with Microsoft and we intend to launch it concurrent with our distribution of the game for PS2.

“Looking forward, we continue to work to position Mad Catz to prosper in the upcoming cycle by furthering our international presence, developing products for each of the next generation consoles, and expanding our offerings in higher margin product categories including additional licensed products and published video games that feature an interactive hardware interface. Our overall business, and particularly core accessory offerings, would benefit from greater supply of next generation consoles that are in high demand among consumers, price reductions of other console and hand-held offerings and the ability of third party accessory manufacturers to offer wireless control pads for Xbox 360. We remain confident that our mix of accessories, licensed and branded offerings and software is appropriate for the remainder of the console transition and we look forward to the expected launch of Sony’s PlayStation 3 console this fall in the U.S., along with the launch of Nintendo’s Revolution console, which will represent the completion of the transition period.”

The Company will host a conference call and simultaneous webcast today February 9, 2006, at 11:00 a.m. ET. Following its completion, a replay of the call can be accessed for 30 days on the Internet from the Company’s Web site (www.madcatz.com, select “Investors”) or for 2 days via telephone at 800/633-8284 (reservation # 21282228) or, for International callers, at 402/977-9140.

About Mad Catz

Mad Catz (www.madcatz.com), designs, develops, manufactures, and markets a full range of high quality, competitively priced accessories for video game systems and is an integrated publisher of interactive entertainment games and software, including the industry leading GameShark brand of video game enhancements. Mad Catz is a worldwide leader of innovative peripherals in the interactive entertainment industry, with distribution through most leading retailers offering interactive entertainment products. With operating headquarters in San Diego, California, Mad Catz has offices in Canada, the U.K. and Asia, as well as distributors in Europe and Australia.

Safe Harbor for Forward Looking Statements:

This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; delays in the Company’s ability to obtain products from its manufacturers in China; market and general economic conditions. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

- tables follow -

Mad Catz Interactive, 2/9/06	page 4

As previously disclosed, during the fourth quarter of fiscal 2005, the Company determined that it no longer met the criteria to continue filing as a foreign private issuer. Accordingly, the Company now reports its results and prepares its financial statements in accordance with U.S. GAAP as opposed to Canadian GAAP, which was previously followed.

MAD CATZ INTERACTIVE, INC.

Consolidated Statements Of Operations

(in thousands of U.S. dollars, except per share data)

(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2005	2004*	2005	2004*
Net sales	$44,989	$52,844	$83,525	$90,233
Cost of sales	38,323	39,596	70,483	67,829

Gross profit	6,666	13,248	13,042	22,404
Operating expenses:
Sales and marketing	4,332	4,723	9,705	9,220
General and administrative	2,023	1,897	5,674	4,899
Research and development	229	300	1,188	692
Amortization of intangible assets	201	201	603	603

Total operating expenses	6,785	7,121	17,170	15,414

Operating income (loss)	(119)	6,127	(4,128)	6,990
Interest expense, net	(437)	(381)	(1,056)	(839)
Foreign exchange loss, net	(676)	(7)	(707)	(131)
Other income	211	152	426	183

Income (loss) before income taxes	(1,021)	5,891	(5,465)	6,203
Income tax expense (benefit)	(1,026)	2,025	(2,137)	2,225

Net income (loss)	$5	$3,866	$(3,328)	$3,978

Net income (loss) per share:
Basic	$0.00	$0.07	$(0.06)	$0.07

Diluted	$0.00	$0.07	$(0.06)	$0.07

Number of shares used in computation:
Basic	54,244,383	53,462,716	54,244,383	53,462,716

Diluted	54,287,470	53,540,476	54,244,383	53,495,794

*	Recasted in accordance with U.S. GAAP.

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Mad Catz Interactive, 2/9/06	page 5

MAD CATZ INTERACTIVE, INC.

Consolidated Balance Sheets

(in thousands of U.S. dollars)

(unaudited)

	December 31, 2005	March 31, 2005
Assets
Current assets:
Cash	$3,455	$1,085
Accounts receivable, net of allowances of $8,464 and $6,329 at December 31, 2005 and March 31, 2005, respectively	31,271	17,549
Other receivables	533	1,804
Inventories	19,767	26,865
Deferred tax assets	2,659	3,636
Income taxes receivable	2,199	—
Other current assets	1,794	895

Total current assets	61,678	51,834
Deferred tax assets	104	578
Property and equipment, net	2,278	1,831
Intangible assets, net	2,835	3,438
Goodwill	22,395	21,455

Total assets	$89,290	$79,136

Liabilities and Shareholders’ Equity
Current liabilities:
Bank loan	$25,423	$12,100
Accounts payable	19,461	19,209
Accrued liabilities	3,980	3,434
Accrued income taxes payable	—	1,490

	48,864	36,233
Shareholders’ equity:
Common stock, no par value, unlimited shares authorized; 54,244,383 shares issued and outstanding at December 31, 2005 and March 31, 2005	46,746	46,746
Accumulated other comprehensive income	7,365	6,514
Accumulated deficit	(13,685)	(10,357)

Total shareholders’ equity	40,426	42,903

Total liabilities and shareholders’ equity	$89,290	$79,136

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Mad Catz Interactive, 2/9/06	page 6

MAD CATZ INTERACTIVE, INC.

Supplementary Data

(unaudited)

(in thousands of U.S. dollars)

Geographical Sales Data

The Company’s net sales are attributable to the following countries:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2005	2004	2005	2004
Net Sales
United States	$33,652	$42,864	$60,696	$73,886
Europe	7,553	4,644	15,807	7,895
Canada	3,732	5,254	6,875	8,231
Other countries	52	82	147	221

	$44,989	$52,844	$83,525	$90,233

EBITDA Reconciliation

EBITDA represents net income (loss) plus interest, taxes, depreciation and amortization.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2005	2004*	2005	2004*
Net income (loss)	$5	$3,866	$(3,328)	$3,978
Adjustments:
Interest expense	437	381	1,056	839
Income tax expense (benefit)	(1,026)	2,025	(2,137)	2,225
Depreciation and amortization	483	468	1,410	1,396

EBITDA	$(101)	$6,740	$(2,999)	$8,438

*	Recasted in accordance with U.S. GAAP.

EBITDA represents net income (loss) plus interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the performance measures found in our financial statements, EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of some of our assets.

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